UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

-----------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2005

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 825-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Election of Directors; Appointment of Principal Officers.

On September 22, 2005, R. Daniel Brdar was promoted and appointed to serve as President of FuelCell Energy, Inc. (“FuelCell”) and elected a director of FuelCell. As a result of Mr. Brdar’s promotion, Mr. Brdar now serves as President, Chief Operating Officer and a director of FuelCell. Jerry D Leitman continues to serve as Chief Executive Officer and Chairman of the Board of FuelCell.

Mr. Brdar joined FuelCell in 2000 as Vice President of Distributor Operations and became Vice President of Product Development in June 2003. In February 2005, Mr. Brdar became Executive Vice President and Chief Operating Officer of FuelCell. Prior to joining FuelCell, Mr. Brdar was the Gas Turbine Product Manager for General Electric's (GE) Power Systems business. Before joining GE, Mr. Brdar led the U.S. Department of Energy’s Power Systems Product Management organization. Mr. Brdar received his BS in Engineering from the University of Pittsburgh in 1981. Mr. Brdar is 46 years old.

In February 2005, FuelCell entered into an employment arrangement with Mr. Brdar upon his promotion to Executive Vice President and Chief Operating Officer. Under the at-will agreement, Mr. Brdar is entitled to an annual base salary of $250,000 and a bonus based upon FuelCell’s incentive compensation plan. In addition, FuelCell granted Mr. Brdar options to purchase 250,000 shares of its common stock. If Mr. Brdar’s employment is terminated in the event of a change of control of FuelCell or without cause, Mr. Brdar will be entitled to a severance benefit equal to one year’s salary.

FuelCell issued a press release on September 26, 2005 announcing Mr. Brdar’s appointment to President and election as a director of FuelCell. A copy of FuelCell’s press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	FuelCell Energy, Inc. Press Release, issued September 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: September 27, 2005	By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	FuelCell Energy, Inc. Press Release, issued September 26, 2005.